EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
China Information Security Technology, Inc. and subsidiaries

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-144107) of China Information Security Technology, Inc, and subsidiaries of our report dated March 15, 2009, on the financial statements of China Information Security Technology, Inc. and subsidiaries (which report expresses an unqualified opinion) and of our report on internal control over financial reporting dated March 15, 2009 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing on Form 10-K of China Information Security Technology, Inc. for the year ended December 31, 2008.

/s/ GHP HORWATH, P.C.

Denver, Colorado
March 15, 2009